Filed under Rule 424(b)(3), Registration Statement No. 333-123535-01
Pricing Supplement No. 169 - Dated Monday, July 10, 2006 (To: Prospectus Dated April 29, 2005 and Prospectus Supplement Dated April 29, 2005)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option

2338E8C56	$5,032,000.00	100.000%	0.400%	$5,011,872.00	FIXED	5.950%	SEMI-ANNUAL	07/15/2008	01/15/2007	$30.08	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC

2338E8C64	$5,069,000.00	100.000%	0.625%	$5,037,318.75	FIXED	6.100%	SEMI-ANNUAL	07/15/2009	01/15/2007	$30.84	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC

2338E8C72	$2,748,000.00	100.000%	1.000%	$2,720,520.00	FIXED	6.200%	SEMI-ANNUAL	07/15/2011	01/15/2007	$31.34	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC

DaimlerChrysler North America Holding Corporation DaimlerChrysler North America Holding Corporation	Trade Date: Monday, July 10, 2006 @ 12:00 PM ET
Settle Date: Thursday, July 13, 2006
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
			DTC Number 0235 via RBC Dain Rauscher Inc.

$5,000,000,000.00 DaimlerChrysler North America Holding Corporation InterNotes®	The Agents and the dealers may sell the Notes to certain dealers at a discount not in excess of the commission received by them.
§ If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

			InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.